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                                                                       EXHIBIT 5

                                 July 24, 1997


Sybron International Corporation
411 East Wisconsin Avenue
24th Floor
Milwaukee WI  53202


Gentlemen:

  I am providing this opinion in connection with the Registration Statement of Sybron International Corporation, a Wisconsin corporation (the "Company"), on Form S-3 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale by certain shareholders of up to 523,618 shares of Common Stock, par value $0.01 per share, of the Company which were issued in connection with the transactions described in the Registration Statement.

  I am the Vice President--General Counsel and Secretary of the Company. I have examined (i) the Registration Statement, (ii) the Company's Articles of Incorporation and Bylaws, (iii) the corporate proceedings relating to the issuance of the shares of Common Stock registered pursuant to the Registration Statement (the "Shares"), and (iv) such other documents and records as I have deemed necessary in order to render this opinion. In rendering this opinion, I have relied as to certain factual matters on certificates of officers of the Company and of state officials.

  Based upon the foregoing, it is my opinion that:

  1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

  2. The Shares are validly issued, fully paid and non-assessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January 1, 1991

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Sybron International Corporation
July 24, 1997
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         (Section 180.40(6)) for unpaid employee wages to an amount
         equal to the   consideration for which their par value shares were
         issued rather than the shares' lower stated par value. Local 257 of Hotel and Restaurant Employees and Bartenders International Union v. Wilson Street East Dinner Playhouse, Inc., 126 Wis. 2d 284, 375 N.W.2d 664 (1985) (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No. 82-CV-0023).

  I consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus that is part of the Registration Statement. In giving my consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Act, or that I come within the category of persons whose consent is required by
Section 7 of the Act.

                                     Very truly yours,

                                     /s/ R. Jeffrey Harris

                                     R. Jeffrey Harris
                                     Vice President - General
                                     Counsel and Secretary